Exhibit 10.1

Execution Copy

FORWARD PURCHASE AGREEMENT Confirmation AMENDMENT

THIS FORWARD PURCHASE AGREEMENT CONFIRMATION AMENDMENT, dated as of July 29, 2024 (this “Amendment”), is entered into by and among (i) Polar Multi-Strategy Master Fund (“Seller”) and (v) NKGen Biotech, Inc., a Delaware corporation (“NKGN” and formerly known as Graf Acquisition Corp. IV, a Delaware corporation, or “Counterparty”).

Reference is hereby made to the OTC Equity Prepaid Forward Transaction, dated as of September 29, 2023 (the “Confirmation”), by and among Seller, Graf Acquisition Corp. IV and NKGN. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Confirmation.

On September 29, 2023, the Business Combination (as defined in the Confirmation) was completed, and accordingly, the Seller delivered a Pricing Date Notice to commence the Transaction.

1. Amendment: The parties hereto agree to amend the Confirmation as follows:

a. The section titled “Valuation Date” shall be deleted in its entirety and replaced with the following:

Valuation Date:	The earlier to occur of (a) December 31, 2024 and (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event, (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event.

b. The section titled “VWAP Trigger Event” and all references thereto in the Confirmation shall be deleted in their entirety following the remittance to Seller of all amounts held in the Escrow Account.

c. The section titled “Reset Price” shall be deleted in its entirety and replaced with the following:

Reset Price:	The Reset Price will initially be the Initial Price. The Reset Price will be adjusted weekly on the first scheduled trading day of each week commencing on the date on which the shares are registered in an effective S-1 registration statement and available to Seller for resale to be the lowest of (a) 90% of the VWAP Price of the Shares during the prior week, (b) the then current Reset Price, and (c) the Initial Price. In addition, the Reset Price will be reduced upon a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering or, as otherwise reset as mutually agreed by the parties.

d. The Section titled “Prepayment Shortfall” shall be deleted in its entirety and replaced with the following:

Prepayment Shortfall:	An amount in USD equal to 0.50% of the product of (i) the Recycled Shares multiplied by (ii) the Initial Price (the “Initial Shortfall”); provided that Seller shall pay 0.50% of the product of (i) the Recycled Shares multiplied by (ii) the Initial Price of the Prepayment Shortfall to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) and, at the request of Counterparty, an additional Prepayment Shortfall of $500,000 in cash (the “Future Shortfall”), with such request being made by no later than 5:00pm EST on July 29, 2024, after which the option will expire. Seller’s Initial Shortfall is zero.

e. The Section titled “Prepayment Shortfall Consideration” shall be deleted in its entirety and replaced with the following:

Prepayment Shortfall Consideration:	Seller in its sole discretion may sell Shares at any time following the Trade Date without payment by Seller of any Early Termination Obligation (as defined below) until such time as the proceeds from such sales equal 100% of the Initial Shortfall (which is zero) and 120% of the Future Shortfall (as set forth under Shortfall Sales below) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”); provided that Seller may only sell Shares pursuant to this section if such sales occur at a price equal to or above the prevailing Reset Price at the time of sale. A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered hereunder, and (b) an Optional Early Termination, subject to the terms and conditions herein applicable to Terminated Shares, when an OET Notice (as defined below) is delivered hereunder, in each case the delivery of such notice in the sole discretion of the Seller. For the avoidance of doubt and notwithstanding anything to the contrary herein, Seller shall not be liable for any Settlement Amount payment with respect to the Shortfall Sale Shares.

f. The section titled “Optional Early Termination” shall be deleted in its entirety and replaced with the following:

Optional Early Termination:	From time to time and on any date following the Trade Date (any such date, an “OET Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, terminate the Transaction in whole or in part by providing written notice to Counterparty (the “OET Notice”), no later than the next Payment Date following the OET Date, (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)); provided that “Terminated Shares” includes only such quantity of Shares by which the Number of Shares is to be reduced and included in an OET Notice and does not include any other Share sales, Shortfall Sale Shares or sales of Shares that are designated as Shortfall Sales (which designation can be made only up to the amount of Shortfall Sale Proceeds), any Share Consideration Shares sales or any other Shares, whether or not sold, which Shares will not be included in any OET Notice or included in the definition, or when calculating the number, of Terminated Shares. The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, Counterparty shall be entitled to an amount from Seller, and the Seller shall pay to Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date (an “Early Termination Obligation”), except that no such amount will be due to Counterparty upon any Shortfall Sale; provided, that, Seller shall pay the Early Termination Obligation to the accounts and in the amounts as directed by Counterparty. The remainder of the Transaction, if any, shall continue in accordance with its terms. The Early Termination Obligation shall be payable by Seller on the first Local Business Day following the date of delivery by Seller of the OET Notice. For the avoidance of doubt, no other amounts as may be set forth in Sections 16.1 and 18.1 of the Swap Definitions shall be due to Counterparty upon an Optional Early Termination. The payment date may be changed at the mutual agreement of the parties.

g. The Section titled “Shortfall Sales:” shall be deleted in its entirety and replaced with the following:

Shortfall Sales:

From time to time and on any date following the Trade Date (any such date, a “Shortfall Sale Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, sell Shortfall Sale Shares, and in connection with such sales, Seller shall provide written notice to Counterparty (the “Shortfall Sale Notice”) no later than the later of (a) the fifth Local Business Day following the Shortfall Sales Date and (b) the first Payment Date after the Shortfall Sales Date, specifying the quantity of the Shortfall Sale Shares and the allocation of the Shortfall Sale Proceeds. Seller shall not have any Early Termination Obligation in connection with any Shortfall Sales.

The Counterparty covenants and agrees for a period of at least thirty (30) days (commencing on the Prepayment Date) not to issue, sell or offer or agree to sell more than $20 million of Shares, or securities or debt that is convertible, exercisable or exchangeable into Shares, including under any existing or future equity line of credit, until the Shortfall Sales equal the Prepayment Shortfall, without the Seller’s consent; provided, however, that nothing in the foregoing covenant shall prohibit (i) the grant, issuance or exercise of employee stock options or other equity awards under the Counterparty’s equity compensation plans, (ii) the issuance of any securities issued or assumed in connection with the Business Combination, or (iii) repricing of Counterparty’s warrants in connection with the closing of the Business Combination.

Unless and until the proceeds from Shortfall Sales equal 100% of the Initial Shortfall and 120% of the Future Shortfall, in the event that the product of (x) the difference between (i) the number of Shares as specified in the Pricing Date Notice(s), less (ii) any Shortfall Sale Shares as of such measurement time, multiplied by (y) the VWAP Price, is less than (z) the difference between (i) the Prepayment Shortfall, less (ii) the proceeds from Shortfall Sales as of such measurement time (the “Shortfall Variance”), then the Counterparty, as liquidated damages in respect of such Shortfall Variance, at its option shall within five (5) Local Business Days either:

(A) Pay in cash an amount equal to the Shortfall Variance; or

(B) Issue and deliver to Seller such number of additional Shares that are equal to (1) the Shortfall Variance, divided by (2) 90% of the VWAP Price (the “Shortfall Variance Shares”)

In the event that the Counterparty issues and delivers to Seller Shortfall Variance Shares, within thirty calendar days of such issuance and delivery, Counterparty shall use its commercially reasonable efforts to file (at Counterparty’s sole cost and expense) with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement registering the resale of all shares held by the Seller, including the Recycled Shares (the “Shortfall Variance Registration Statement”), provided, that, the Counterparty’s obligations to file such Shortfall Variance Registration Statement shall be contingent upon Seller furnishing in writing to the Counterparty a completed selling stockholder questionnaire in customary form that contains such information regarding Seller, the securities of the Counterparty held by Seller and the intended method of disposition of the shares as shall be reasonably requested by the Counterparty to effect the registration of the shares, and shall use its commercially reasonable efforts to have the Shortfall Variance Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earliest of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Counterparty that it will “review” the Shortfall Variance Registration Statement) following the issuance and delivery of the Shortfall Variance Shares and (ii) the 10th Local Business Day after the date the Counterparty is notified (orally or in writing, whichever is earlier) by the Commission that such Shortfall Variance Registration Statement will not be “reviewed” or will not be subject to further review. Upon notification by the Commission that the Shortfall Variance Registration Statement has been declared effective by the Commission, within two Local Business Days thereafter, the Counterparty shall file the final prospectus under Rule 424 of the Securities Act of 1933, as amended containing a “plan of distribution” reasonably agreeable to Seller. Counterparty shall not identify Seller as a statutory underwriter in the Registration Statement unless requested by the Commission. In the event that the Commission asks that Seller be identified as a statutory underwriter, Seller shall have the option, in its sole discretion and without any breach of this provision or without any Registration Failure deemed to have occur, to remove its shares from the Shortfall Variance Registration Statement. The Counterparty will use its commercially reasonable efforts to keep the Shortfall Variance Registration Statement covering the resale of the shares as described above continuously effective (except that the Counterparty shall be entitled to postpone and suspend the effectiveness or use of the Shortfall Variance Registration Statement (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Counterparty’s Annual Report on Form 10-K), until all such Shortfall Variance Shares have been sold or may be transferred without any restrictions, including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or the volume and manner of sale limitations under Rule 144(e), (f) and (g) under the Securities Act. Seller shall not be entitled to use the Shortfall Variance Registration Statement for an underwritten offering of Shortfall Variance Shares. Notwithstanding anything to the contrary contained herein, the Counterparty may delay or postpone filing of such Shortfall Variance Registration Statement, and from time to time require Seller not to sell under the Shortfall Variance Registration Statement or suspend the use or effectiveness of any such Shortfall Variance Registration Statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Counterparty or would reasonably be expected to require premature disclosure of information that would materially adversely affect the Counterparty (each such circumstance, a “Suspension Event”); provided, that, (w) the Counterparty shall not so delay filing or so suspend the use of the Shortfall Variance Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period, and (x) the Counterparty shall use commercially reasonable efforts to make such registration statement available for the sale by Seller of such Shortfall Variance Shares as soon as practicable thereafter. If requested by Seller, the Counterparty shall within five (5) Local Business Days of receipt of such request, subject to receipt of a legal opinion of Counterparty’s counsel, instruct its transfer agent to remove any restrictive legend with respect to transfers under the Securities Act from Shortfall Variance Shares that have been sold pursuant to an effective registration statement or Rule 144 under the Securities Act (subject to all applicable requirements of Rule 144 being met); provided that Seller and its broker shall have timely provided customary representations and other documentation reasonably acceptable to the Counterparty, its counsel and/or its transfer agent in connection therewith. Any fees (with respect to the transfer agent, Counterparty’s counsel or otherwise) associated with the issuance of any legal opinion required by the Counterparty’s transfer agent or the removal of such legend shall be borne by the Counterparty.

Any Shortfall Variance Shares shall constitute Shortfall Shares, and the sale of such Shortfall Variance Shares after the Shortfall Variance Registration Statement is declared effective by the Commission shall be a Shortfall Sale. If the Shortfall Variance has not been paid in cash by the Counterparty, and after the sale of all Shortfall Variance Shares, the proceeds from all Shortfall Sales, including the Shortfall Variance Shares, is less than 100% of the Prepayment Shortfall, then there will be another Shortfall Variance, calculated in accordance with this provision, and the Counterparty shall address such Shortfall Variance as provided for by this provision. This shall continue until such time as the proceeds from all Shortfall Sales equal 100% of the Initial Shortfall and 120% of the Future Shortfall or the Counterparty shall have paid any Shortfall Variance in cash.

With respect to the forgoing and any issuance of Shortfall Variance Shares, the Counterparty shall not issue any Shortfall Variance Shares pursuant to this provision to the extent that after giving effect thereto, the aggregate number of Shares that would be issued pursuant to this provision would exceed 19.99% of the Shares that are issued and outstanding immediately prior to such issuance, which number of shares shall be (i) reduced, on a share-for-share basis, by the number of Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated hereby under applicable rules of the Nasdaq and (ii) appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction that occurs after the date of this Confirmation (such maximum number of shares, the “Exchange Cap”), unless and until the Counterparty elects to solicit stockholder approval of the issuance of the Shortfall Variance Shares as contemplated hereby, and the stockholders of the Counterparty have in fact approved the issuance of the Shortfall Variance Shares as contemplated hereby in accordance with the applicable rules of the Nasdaq. In the event that there is an Exchange Cap, if the Counterparty does not elect to solicit stockholder approval and obtain such stockholder approval in accordance with the applicable rules of the Nasdaq, then the Counterparty will pay the Shortfall Variance in cash.

h. The Section titled “Share Consideration” shall be deleted in its entirety and replaced with the following:

Share Consideration:	In addition to the Prepayment Amount, Counterparty shall issue 80,000 Shares to the Seller pursuant to Section 1(b) of the PIPE Subscription Agreement (the “Share Consideration Shares”), which shall be incremental to the Maximum Number of Shares, shall not be included in the Number of Shares in this Transaction, and the Seller and the Share Consideration Shares shall be free and clear of all obligations with respect to the Seller and such Share Consideration Shares in connection with this Confirmation. Further, conditional on payment of the Future Shortfall, Counterparty shall issue an additional 500,000 Share Consideration Shares to Seller free and clear of all obligations with respect to Seller. The amount of Share Consideration Shares shall be adjusted by the Calculation Agent to account for any division, subdivision, split, consolidation or reclassification of relevant Shares or a free distribution or dividend of any such Shares to existing holders by way of bonus, capitalization or similar issue.

i.	The following definition is added to the Confirmation:

“Closing Date: The date of the closing of the Business Combination pursuant to the Agreement and Plan of Merger, dated as of April 14, 2023 (the “BCA”), by and among GFOR, Merger Sub and Target.

2. Escrow. Conditional on payment of the Future Shortfall, at Seller’s request, NKGN and Seller shall submit joint written instructions (the “Escrow Request”) to the Escrow Agent within one (1) calendar day of Seller’s request, which instructions Seller may deliver to the Escrow Agent, instructing the Escrow Agent to immediately remit all amounts held in the Escrow Account to such account as is designated in writing by Seller. Following remittance of all amounts held in the Escrow Account to Seller, unless otherwise agreed by the parties, and notwithstanding anything to the contrary in the Confirmation, any further payment obligations under the Confirmation shall be made directly between Seller and Counterparty, as applicable.

3. Non-Reliance. Seller acknowledges and agrees that NKGN is in possession of non-public information about NKGN and its securities that has not been provided to Seller and that may or may not be material or superior to information available to Seller, and that Seller, in entering into this Amendment, has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by NKGN or any Person acting on their behalf) other than those expressly set out in this Amendment (or other related documents referred to herein) and that it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Amendment or the Confirmation. Seller hereby waives any claim, or potential claim, it has or may have against NKGN and its officers and directors relating to NKGN’s possession of material non-public information.

4. No Other Amendments. All other terms and conditions of the Confirmation shall remain in full force and effect and the Confirmation shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

5. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

6. Ratification. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the Confirmation and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Confirmation are ratified and confirmed and continue in full force and effect. All parties hereby agree that the Confirmation and Amendment, as amended by this Amendment, shall continue to be legal, valid, binding and enforceable in accordance with their terms.

7. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

POLAR MULTI-STRATEGY MASTER FUND
By its investment advisor:
Polar Asset Management Partners Inc.

By:	/s/ Andrew Ma / /s/ Aatifa Ibrahim
	Name:	Andrew Ma / Aatifa Ibrahim
	Title:	CCO / Legal Counsel

NKGEN BIOTECH, INC.

By:	/s/ Paul Y. Song
	Name:	Paul Y. Song
	Title:	Chief Executive Officer